Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of 707 Cayman Holdings Limited on Amendment No. 2 to Form F-1 (File No. 333-281949) of our report dated January 22, 2025, with respect to our audits of the consolidated and combined financial statements of 707 Cayman Holdings Limited and Subsidiaries as of September 30, 2023 and 2024 and for each of the years in the two-year period ended September 30, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co

Hong Kong, China
January 22, 2025